Exhibit 5.1

December 19, 2025

DTE Energy Company

One Energy Plaza

Detroit, Michigan 48226

Re: DTE Energy Company

Ladies and Gentlemen:

I have served as Senior Vice President and Chief Legal Officer of DTE Energy Company, a Michigan corporation (the “Company”), in connection with (i) the offer and sale from time to time of shares of the Company’s common stock, without par value (the “Common Stock”) covered by the Registration Statement on Form S-3 (No. 333-286383) (the “Registration Statement”) filed on April 4, 2025, by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), having an aggregate offering price of up to $1,500,000,000 (the “Shares”) pursuant to the Equity Distribution Agreement, dated as of the date hereof (the “Equity Distribution Agreement”), between the Company and each of (A) Barclays Capital Inc., BMO Capital Markets Corp., BofA Securities, Inc., BNP Paribas Securities Corp., BNY Mellon Capital Markets, LLC, Citigroup Global Markets Inc., Fifth Third Securities, Inc., J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Scotia Capital (USA) Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC (each a “Manager” and, collectively, the “Managers”), (B) Barclays Bank PLC, Bank of Montreal, Bank of America, N.A., BNP Paribas, The Bank of New York Mellon, Citibank, N.A., JPMorgan Chase Bank, National Association, KeyBanc Capital Markets Inc., Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, The Bank of Nova Scotia, The Toronto-Dominion Bank, Truist Bank and Wells Fargo Bank, National Association (each a “Forward Purchaser” and, collectively, the “Forward Purchasers”) and (C) Barclays Capital Inc., BMO Capital Markets Corp., BofA Securities, Inc., BNP Paribas Securities Corp., BNY Mellon Capital Markets, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Scotia Capital (USA) Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC (each a “Forward Seller” and, collectively, the “Forward Sellers”), and (ii) the issuance and sale from time to time of shares of the Common Stock pursuant to the Master Forward Confirmations, dated the date hereof, between the Company and each Forward Purchaser (each a “Forward Confirmation” and, collectively, the “Forward Confirmations”).

In rendering the opinion expressed below, I have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. I am familiar with the Amended and Restated Articles of Incorporation and the Amended By-laws as amended through December 3, 2025, of the Company and the resolutions of the Board of Directors of the Company relating to the Registration Statement. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons other than the directors and officers of the Company and the conformity with the original documents of any copies thereof submitted to me for examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that

1.

The Shares to be issued and sold by the Company pursuant to the Equity Distribution Agreement have been duly authorized and, when issued and delivered by the Company in accordance with the Equity Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable; and

2.

The shares of Common Stock, if any, to be issued and sold by the Company pursuant to the Forward Confirmations (whether upon physical settlement, net share settlement or otherwise) have been duly authorized and, when issued and delivered by the Company in accordance with the Forward Confirmations, such shares of Common Stock will be validly issued, fully paid and nonassessable.

I am licensed to practice law in the State of Michigan and the foregoing opinions are limited to the laws of the State of Michigan.

I hereby authorize and consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company to be filed with the Commission on the date hereof and to its incorporation by reference into the Company’s Registration Statement. In addition, I authorize and consent to the references to me under the caption “Experts” in the prospectus supplement relating to the Shares forming a part of the Registration Statement. In giving the foregoing consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kathrine M. Lorenz
Kathrine M. Lorenz
Senior Vice President and Chief Legal Officer